UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2011

SYMMETRY MEDICAL INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-32374	35-1996126
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3724 N State Road 15, Warsaw, Indiana 46582
(Address of Principal executive offices, including Zip Code)

(574) 268-2252
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

A.	Departure of Brian Moore from the Positions of President and Chief Executive Officer and Compensation Arrangement.

On January 17, 2011 Brian S. Moore left his position as President and Chief Executive Officer of Symmetry, and the Board of Directors thereafter appointed him to the position of President of Business Development.  On January 17, 2011 the Company entered into a Third Amendment to Employment Agreement (the “Third Amendment”) with Mr. Moore which amends the terms of his employment.

The Third Amendment provides Mr. Moore with a salary of $355,992 per annum through the term, which ends on June 30, 2012.  Mr. Moore will also be entitled to receive a discretionary bonus comparable to that paid to the Company's other senior executives for work during 2010 if any is paid, a performance bonus equal to 90% of any fees or compensation the Company receives from third parties for his work or services for such third parties, net of any costs of travel, taxes and expenses incurred by the Company in his performance of such duties, and continued benefits on the same terms as other Symmetry employees through the term.  In addition to the foregoing, Mr. Moore will receive reimbursement for the cost of an executive physical at Mayo Clinic in January 2011 and January 2012; use of an automobile through and including December 2011; membership in the National Association of Corporate Directors and payment for attendance at one course per calendar year, at his discretion, not to exceed $3,000 in cost; eight round-trip coach class flights between the United States and his home in the UK, not to exceed $18,000 in cost; reimbursement for up to $5,000 in legal fees and costs incurred by him for legal services related to any efforts required by him to obtain or retain a visa or green card; and reimbursement for up to $5,000 for tax preparation services and/or advice.

If Mr. Moore's employment is terminated for any reason prior to the end of the term, Mr. Moore will be entitled to (a) receive his base salary through the termination date and any earned by unpaid bonus and other benefits as of that date, (b) if he has not breached his obligations under the amended employment agreement, continuation of his base salary through the end of the term as severance pay subject to Mr. Moore providing the Company with a general release of claims), (c) a grant of restricted stock covered by his restricted stock agreement dated March 31, 2010 (if not granted prior to the termination date), based on the performance and other criteria set forth in that agreement, and (d) vesting of his 112,250 unvested shares of restricted stock on the later of his termination date or January 3, 2012.

The foregoing summary of the Third Amendment to Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Third Amendment to Employment Agreement, which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

B.	Appointment of Thomas J. Sullivan to the positions of President and Chief Executive Officer and to the Board of Directors and Compensation Arrangement.

1.	Mr. Sullivan’s Appointment.

On January 17, 2011 the Company’s Board of Directors appointed Thomas J. Sullivan to be the Company’s President and Chief Executive Officer as well as to be a member of the Board of Directors of the Company as a Class III Director.  His term as a Class III director will end at the Company’s 2011 Annual Meeting of Shareholders, and it is anticipated that he will be nominated for re-election at that time.

2.	Mr. Sullivan’s Background and Experience.

Relative to Mr. Sullivan’s background, from June of 2007 through 2010, Mr. Sullivan was the President of the Supply Chain & Business Process Division of Johnson & Johnson Health Care Systems Inc. (“J&J”).  In this role, he led the Commercial and Government Contracting processes in support of the J&J U. S. Medical Device & Diagnostics, Pharmaceutical, and Consumer health care customers.  He also led the Logistics, e-Business, Channel Management, Program Management, and global Supply Chain / ERP Competency Centers for the J&J’s Medical Device & Diagnostics Group.  From mid-year 2010 until year end, Tom held additional responsibility as the Global Vice President, Customer Experience for the J&J Supply Chain Customer & Logistics Services Team accountable for customer facing roles in Distribution, Customer Service, and Transportation supporting all J&J commercial companies throughout the world.  From 2005 to 2007, Mr. Sullivan was the President of DePuy Orthopaedics, Inc.  From 2002 to 2005 he served as President of J&J Medical Products Canada.  From 1999 to 2001, Mr. Sullivan served as General Manager for J&J Gateway LLC (the Medical Devices and Diagnostics Group’s first dedicated e-business company) and Worldwide Vice President of e-Business.

Mr. Sullivan graduated as a Palmer Scholar from The Wharton School in 1991 where he earned an MBA in Strategic Management and Information Technology.  He also holds a Bachelor of Science magna cum laude in Applied Mathematics and Computer Science from the University of Pittsburgh.

3.	Mr. Sullivan’s Employment Agreement.

In connection with Mr. Sullivan’s appointment to the positions of President and Chief Executive Officer, the Company entered into an Employment Agreement with him that provides for the payment of a salary of $500,000 per annum and participation in the Company’s Incentive Bonus Plan with a target award at 70% of his salary and opportunities to adjust the target award percentage from 0 – 2 times the target, depending on performance against the performance metrics established by the Board of Directors.  He is guaranteed a bonus during 2011 of 50% of his target bonus level.

Mr. Sullivan will also receive a sign-on bonus of $100,000, less applicable tax and other deductions  All or a portion of the sign-on bonus must be repaid to the Company if Mr. Sullivan's employment is terminated by the Company for "cause" or by Mr. Sullivan for "good reason", in either case within the first 24 months of his employment.  Mr. Sullivan will also receive shares of Symmetry common stock valued at $1,500,000.  Of this grant, $900,000 in value will vest on three dates: the first 1/3 vests immediately and the other 2/3 vests in equal amounts on January 17, 2012 and January 17, 2013, subject to acceleration in whole or in part upon the occurrence of certain events.  The other $600,000 of the grant will be subject to modification in number of shares based on performance against performance criteria for 2011 established at the Board’s April meeting.  Performance above the established criteria will increase the number of shares in the Performance Grant up to 200% of the target amount, whereas performance below the criteria will result in the forfeiture of some or all of the shares on a sliding scale.  Once the number of shares is established those shares will fully vest 2 years thereafter.  Mr. Sullivan will also receive employee benefits identical to those offered to other Symmetry employees, retirement medical benefits for himself and his family under certain circumstances, reimbursement for legal fees and expenses in connection with the negotiation of the terms of his employment, reasonable travel and housing expenses related to visits to Warsaw, Indiana from his home, and relocation assistance (including reimbursement for certain expenses) should he relocate to Warsaw, Indiana.

The Employment Agreement also requires Mr. Sullivan to provide the Company with certain confidentiality, non-competition, non-raiding, waivers of claims and other commitments that are applicable both during his employment and thereafter.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which is filed hereto as Exhibit 10.2 and is incorporated herein by reference.

4.	Mr. Sullivan’s Executive Benefit Agreement.

Mr. Sullivan and the Company have also entered into an Executive Benefit Agreement which obligates the Company to provide certain benefits to Mr. Sullivan following the termination of Mr. Sullivan's employment with the Company.  Following any termination, Mr. Sullivan is entitled to receive his earned but unpaid salary through the date of termination and any earned but unpaid incentive bonus for any previous completed year.  In the event Mr. Sullivan's employment is terminated by the Company for any reason except for Cause (as defined in the agreement) or Mr. Sullivan's Disability (as defined in the agreement) or is terminated by Mr. Sullivan for Good Reason (as defined in the agreement), each of which is referred to as a "Qualifying Termination," Mr. Sullivan is entitled to receive severance benefits, consisting of: (a) continued salary payments for twelve (12) months following the termination date, (b) a prorated incentive bonus (assuming that all individual performance objectives had been achieved) for the year or other performance period during which the termination date occurs, and (c) reimbursement for any amounts Mr. Sullivan pays for COBRA continuation coverage for himself and his eligible dependents that exceed the amount he paid for health insurance prior to termination for 12 months following the termination date.  If a Qualifying Termination occurs within six months prior to or 24 months following a Change in Control (as defined in the agreement) Mr. Sullivan's severance benefits would consist of: (x) a lump sum payment equal to twice the sum of Mr. Sullivan's then-current annual base salary plus his target annual bonus, and (y) reimbursement for any amounts Mr. Sullivan pays for COBRA continuation coverage for himself and his eligible dependents that exceed the amount he paid for health insurance prior to termination for 24 months following the termination date.  In either event, the severance benefits may be modified to avoid any tax penalties which may be imposed as a result of their payment.

The acceptance of any of the severance benefits would constitute a full settlement and discharge of all of the Company's obligations to Mr. Sullivan.  As a condition to his receipt of any severance benefits, Mr. Sullivan also agrees to execute a release agreement releasing and waiving any and all claims he may have against the Company.  Mr. Sullivan also covenants not to compete with the Company and not to raid employees or solicit customers or employees of the Company during his employment and for a period of twelve (12) months thereafter.  The Executive Benefit Agreement also provides that he will maintain the confidentiality of the Company's proprietary information and provides for the ownership by the Company of any developments made or conceived by Mr. Sullivan during his employment.

The foregoing summary of the Executive Benefit Agreement does not purport to be complete and is qualified in its entirety by reference to the Executive Benefit Agreement, which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

C.	Compensation Arrangement with Chief Financial Officer.

On January 11, 2011 the Company entered into a Bonus Agreement with Fred Hite, its Senior Vice President, Chief Financial Officer and Investor Relations Officer.  The Bonus Agreement provides that the Company will pay Mr. Hite $100,000, less tax and other withholdings, and that he will repay that amount if he leaves the Company for any of certain enumerated reasons prior to January 17, 2012.  The foregoing summary of the Bonus Agreement does not purport to be complete and is qualified in its entirety by reference to the Bonus Agreement, which is filed hereto as Exhibit 10.3 and is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 17, 2011 the Board, acting pursuant to Article III, Section 2 of the Company’s Amended and Restated Bylaws, increased the size of the Board to eight (8) to accommodate Mr. Sullivan’s appointment.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits:
10.1           Third Amendment to Employment Agreement with Mr. Moore, dated January 17, 2011.
10.2           Employment Agreement with Mr. Sullivan, dated January 17, 2011.
10.3           Executive Benefit Agreement with Mr. Sullivan, dated January 17, 2011.
10.4           Bonus Agreement with Mr. Hite, dated January 11, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symmetry Medical Inc.

/s/ Fred L. Hite
Date: January 18, 2011	Name: Fred L. Hite
Title: Senior Vice President, Chief Financial Officer and Investor Relations Officer